                                                        EXHIBIT 11


           THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
             Computation of Earnings per Common Share
             (In thousands, except per share amounts)


                                                 Twelve Months Ended
                                                     December 31,
                                             -----------------------------
                                                  1995      1994      1993
                                                 -----     -----     -----
INCOME AVAILABLE TO COMMON SHARES:

PRIMARY
 Net income, as reported                      $521,209  $442,828  $427,609
 Adjusted for:
  Preferred dividends (net of taxes)            (8,582)   (8,448)   (8,395)
  Premium on preferred shares redeemed            (823)        -         -
                                               -------   -------   -------
      Net income available to common shares   $511,804  $434,380  $419,214
                                               =======   =======   =======

FULLY DILUTED
 Net income, as reported                      $521,209  $442,828  $427,609
 Adjusted for:
  Additional PSOP expense (net of taxes)
    due to assumed conversion of
    preferred stock                             (3,477)   (3,782)   (4,080)
  Dividends on monthly income preferred
    securities (net of taxes)                    5,046         -         -
  Premium on preferred shares redeemed            (823)        -         -
                                               -------   -------   -------
      Net income available to common shares   $521,955  $439,046  $423,529
                                               =======   =======   =======

WEIGHTED AVERAGE SHARES:

PRIMARY
 Common shares                                  84,385    84,183    84,417
 Adjusted for:
  Outstanding stock options (based on
    treasury stock method using average
    market price)                                1,014       633       799
                                               -------   -------   -------
      Weighted average, as adjusted             85,399    84,816    85,216
                                               =======   =======   =======

FULLY DILUTED
 Common shares                                  84,385    84,183    84,417
 Adjusted for:
  Assumed conversion of preferred stock          4,027     4,073     4,106
  Assumed conversion of monthly income
    preferred shares                             2,211         -         -
  Outstanding stock options (based on
    treasury stock method using market
    price at end of period)                      1,220       811       946
                                               -------   -------   -------
      Weighted average, as adjusted             91,843    89,067    89,469
                                               =======   =======   =======
EARNINGS PER COMMON SHARE:
  Primary                                        $5.99     $5.12     $4.92
                                               =======   =======   =======
  Fully diluted                                  $5.68     $4.93     $4.73
                                               =======   =======   =======